Exhibit 2.2
SHAREHOLDER VOTING AGREEMENT
     SHAREHOLDER VOTING AGREEMENT, dated as of September 16, 2007 (this “Agreement”), by and between ITT Corporation, an Indiana corporation (“Parent”), and [                                        ] (“Shareholder”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and EDO Corporation, a New York corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, Shareholder owns the number of shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) set forth on Schedule A attached hereto (such shares of Company Common Stock, together with (i) any other shares of capital stock of the Company acquired by Shareholder after the date hereof and during the term of this Agreement and (ii) shares of capital stock of the Company (such shares, the “ESOP Shares”) not owned by Shareholder but allocated to his or her account under the Company’s Employee Stock Ownership Plan (the “ESOP”) or that become allocated to Shareholder’s account after the date hereof (with respect to such currently unallocated ESOP Shares, solely to the extent that Shareholder becomes entitled to instruct the ESOP trustee as to the voting of such ESOP Shares), collectively, the “Subject Shares”); and
     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has requested that Shareholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, Shareholder has agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent, as of the date hereof, as follows:
     (a) Authority. Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as the same may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
     (b) No Conflict. The execution and delivery or performance of this Agreement by Shareholder do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Shareholder will not (i) require any filing with, permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Shareholder to consummate the transactions contemplated hereby, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Shareholder under, any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or to the Subject Shares, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Shareholder’s performance of its obligations under this Agreement. Shareholder is not a trustee of any trust that is the record holder of, or whose beneficiaries are the beneficial owners of, any shares of the Company, nor is Shareholder the beneficiary of any such trust (other than the ESOP).
     (c) The Subject Shares. As of the date hereof, Shareholder is the record or beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth on Schedule A, except the ESOP Shares, free and clear of any adverse claims, liens, encumbrances and security interests whatsoever. As of the date hereof, Shareholder does not own, of record or beneficially, or have the right to vote, the ability to direct the voting or shared voting power with respect to any shares of capital stock of the Company other than the Subject Shares set forth on Schedule A. Shareholder has the sole right to vote such Subject Shares and no Person other than Shareholder has the right to Transfer such Subject Shares, except (i) the ESOP Shares (including allocated ESOP Shares, with respect to which Shareholder is entitled to instruct the trustee of the ESOP as to the voting of such ESOP Shares, and (ii) the Subject Shares (if any) indicated on Schedule A as held with shared voting power, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.
     (d) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 1, Shareholder makes no express or implied representation or warranty, whether with respect to Shareholder, the Subject Shares or any other matters.
     2. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder, as of the date hereof and as of the Effective Time, as follows:
     (a) Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
     (b) No Conflict. The execution and delivery or performance of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Parent will not (i) require any filing with, permit authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent to consummate the transactions contemplated hereby), (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter, by-laws or other organizational documents of Parent, any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s performance of their obligations under this Agreement.
     3. Covenants.
     (a) Until the termination of this Agreement in accordance with Section 7, Shareholder agrees as follows:
     (i) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Shareholder shall, including by executing a written consent or otherwise participating in a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement. The obligation set forth in this Section 3(a)(i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration be payable otherwise than in cash or otherwise materially impair the rights of Shareholder (solely in his or her capacity as a shareholder).
     (ii) At any meeting of shareholders of the Company or at any adjournment thereof, or in any other circumstances upon which Shareholder’s vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Subject Shares against (A) a Takeover Proposal and any other extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries, a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws or (C) any other proposal or transaction involving the Company or any of its Subsidiaries, which would in any manner impede, interfere with, delay, frustrate, prevent or nullify the consummation of the Merger in accordance with the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change the percentage of the voting rights of Company Common Stock that would be required to approve the Merger. Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
     (iii) Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law)

(collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger Agreement, except that Shareholder shall be permitted to Transfer all or a portion of the Subject Shares to its Affiliates, including any direct or indirect wholly-owned Subsidiaries, family members or trusts established by Shareholder, in each case on the terms set forth in Section 6 of this Agreement, or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to all or a portion of the Subject Shares, other than with Parent.
     (iv) Shareholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (A) solicit, initiate, or take any other action to facilitate or encourage any Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, any Takeover Proposal; provided, however, Shareholder may take the foregoing actions in his or her capacity as an officer of the Company to the same extent as the Company is permitted to take such actions pursuant to Section 4.2 of the Merger Agreement.
     4. Grant of Irrevocable Proxy; Appointment of Proxy.
     (a) Without in any way limiting Shareholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval (including by written consent), Shareholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent, and each of them individually, Shareholder’s irrevocable proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Subject Shares (including allocated shares held in the ESOP, to the extent permitted by applicable law and under the terms and conditions of the ESOP), or grant a consent or approval in respect of the Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii), until the termination of this Agreement in accordance with Section 7. The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.
     (b) Shareholder represents that any proxies heretofore given in respect of any of the Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.
     (c) Shareholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in consideration of Parent entering into the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as set forth herein. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 609(f) of the Business Corporation Law of the State of New York. The irrevocable proxy granted hereby shall terminate and be of no further force or effect upon the termination of this Agreement pursuant to Section 7.
     5. Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by either of the parties without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate, including any direct or indirect wholly owned subsidiary, of Parent if Parent delivers to the other party hereto a written agreement duly executed by such assignee agreeing to be bound by the terms of this Agreement as if such assignee were a party hereto, provided that any such assignment shall not relieve Parent of its obligations under this Agreement. Any purported assignment without such consent shall be void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
     7. Termination. This Agreement shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration be payable otherwise than in cash without the prior consent of the Shareholder. In the event of termination of this Agreement as provided in this Section 7, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or Shareholder, except that no such termination shall relieve any party from liability for fraud or a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement prior to such termination.
     8. General Provisions.
     (a) Non-Survival of Representations and Warranties. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon,

consummation of the Merger or termination of this Agreement pursuant to Section 7, and thereafter, except in the case of fraud or willful misconduct or any breach by any party hereto of this Agreement prior to its termination in accordance with Section 7, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.
     (b) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     (c) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (ii) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested) or (iii) one business day after having been sent by express mail through a nationally recognized overnight courier, to Parent in accordance with Section 8.2 of the Merger Agreement and to Shareholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).
     (d) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a person are also to its permitted successors and assigns.
     (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.
     (g) Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
     (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (i) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.
     9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     10. Limits to Shareholder’s Obligations. Shareholder is entering into this Agreement solely in its capacity as a shareholder of the Company, and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Shareholder in any other manner or capacity, including in any capacity as an officer, director, employee, agent or representative of the Company, and the agreements set forth herein shall in no way restrict any officer, director, employee, agent or representative of the Company in the exercise of his or her fiduciary duties as an officer, director, employee, agent or representative of the Company.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Parent: ITT CORPORATION
By:
Name:
Title:

Shareholder:

Name:

Schedule A

Number of Shares of
	Number of Shares of	Company Common	Number of Shares of
Shareholder’s	Company Common	Stock Subject to	Common Stock Held	Total
Address	Stock* (A)	Outstanding Options (B)	in ESOP (C)	(A) + (B) + (C)

*	Includes [___] shares of Company Common Stock owned by Shareholder’s spouse or minor children, with respect to which Shareholder has joint voting power.